October 27, 2000


Mr. Richard J. Sullivan
Chairman
Applied Digital Solutions, Inc.
400 Royal Palm Way, Suite 410
Palm Beach, Florida  33480

         Re: Stock Purchase Agreement

Dear Richard:

         This letter will confirm our agreement in connection with that certain Stock Purchase Agreement dated of even date herewith between Applied Digital
Solutions, Inc., Surinder Rametra and Nirmala Ramtera (the "Purchase Agreement"). This letter agreement is agreed to be subsequent to and an amendment of, and not superseded by, the Purchase Agreement and shall remain in full force and effect for a period coextensive with the survival of the Purchase Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement, We have agreed as follows:

         1. When used in Section 2A.2 of the Purchase Agreement, the term "legend" shall be deemed not to include any legend that solely relates to limitations imposed on sale or transfer of shares under the Securities Act of 1933, as amended, or the Blue Sky Laws of any state.

         2. Notwithstanding the definition set forth in Section 1.2 of the Purchase Agreement, "Signing Date Average Price" shall mean the average of the closing price for the Buyer's common stock for the twenty five (25) consecutive trading days ending on October 9, 2000. Notwithstanding Section 1.2 of the Purchase Agreement, the number of the ADS Shares to be delivered to Sellers at the Closing shall be calculated using as the per share value thereof the Signing Date Average Price as defined herein.

         3. The parties acknowledge that references to the number of shares constituting the "ATEC Shares" and the "Additional ATEC Shares" referenced in Sections 1.1 and 1.4 of the Purchase Agreement may be inaccurate. The Sellers represent and warrant that the numbers reflected in Schedule 1.1 to the of the Purchase Agreement are true, accurate and complete on the date hereof, and that an aggregate of 1,298,640 shares of ATEC common stock will be delivered at the Closing. An additional 342,000 may be delivered if the Additional ATEC Shares become deliverable under Section 1.4 of the Purchase Agreement. The number and value of ADS Shares and Additional ADS Shares to be delivered by Buyer under the Purchase Agreement shall be calculated based upon the actual number of shares of ATEC common stock delivered by Sellers. The Sellers hereby confirm the accuracy of each other aspect of Section 1.1 and 1.4 of the Purchase Agreement.

         4. The Sellers represent and warrant: (a) that the resolutions attached hereto as Exhibit A were duly adopted by the Board of Directors of the Company on the date hereof, Exhibit A contains a true, accurate and complete copy of such resolutions, and such resolutions remain in full force and effect on the date hereof; and (b) that a notice in the form of Exhibit B attached hereto was delivered on the date hereof to each non-officer employee of the Company.

Mr. Richard J. Sullivan
October 27, 2000
Page 2


         The representations and warranties contained herein shall be deemed to be part of Article II of the Purchase Agreement for all purposes under the Agreement.

         If the foregoing is acceptable to you, please so indicate by executing this document as provided below and returning a fully executed copy of the same to us for our files.

                                                 Yours sincerely,


                                                   /s/ Surinder Rametra
                                                 -------------------------------
                                                 Surinder Rametra

                                                   /s/ Nirmala Rametra
                                                 -------------------------------
                                                 Nirmala Rametra
Agreed and accepted this
31st day of October, 2000


APPLIED DIGITAL SOLUTIONS, INC.



By:  /s/ Richard J. Sullivan
    ---------------------------
Name:   Richard J. Sullivan
Title:  Chief Executive Officer